SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934

        Date of Report (Date of Earliest Event Reported): October 2, 2002

                         Commission file number 0-19292

                              BLUEGREEN CORPORATION
             (Exact name of registrant as specified in its charter)

         Massachusetts                                           03-0300793
(State or other jurisdiction of                               (I.R.S. Employer
incorporation or organization)                               Identification No.)

         4960 Conference Way North, Suite 100, Boca Raton, Florida 33431
               (Address of principal executive offices) (Zip Code)

       Registrant's telephone number, including area code: (561) 912-8000
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Item 2. Acquisition of Assets

On October 2, 2002, Leisure Plan, Inc., a wholly-owned subsidiary (the "Subsidiary") of Bluegreen(R) Corporation (the "Registrant"), acquired substantially all of the assets and assumed certain liabilities (the "Acquisition") of TakeMeOnVacation, LLC, RVM Promotions, LLC and RVM Vacations, LLC (collectively, "TMOV"). The Subsidiary is a newly-formed entity with no prior operations. As part of the Acquisition, the Registrant agreed to pay to
TMOV:

      o $2.3 million, which was paid in cash at the closing of the Acquisition on October 2, 2002 (including a $292,000 payment for certain refundable deposits);

      o     $500,000 payable in cash on March 31, 2003; and

      o Additional contingent consideration up to a maximum amount of $12.5 million based on the Subsidiary's Net Operating Profit (as that term is defined in Section 1.49 of the Asset Purchase Agreement), as follows:

                  (i) 75% of the Subsidiary's Net Operating Profit, until the cumulative amount paid under this clause is $2.5 million;

                  (ii) with respect to additional Net Operating Profit not included in the calculation under clause (i), 50% of the Subsidiary's Net Operating Profit, until the cumulative amount paid under this clause (ii) is $5.0 million; and

                  (iii) with respect to additional Net Operating Profit not included in the calculation under clauses (i) and (ii), 25% of the Subsidiary's Net Operating Profit, until the cumulative amount paid under this clause (iii) is $5.0 million.

Applicable payments will be made after the end of each calendar year, commencing with the year ending December 31, 2003. In addition to the purchase price, the Registrant assumed certain liabilities of TMOV.

The $2.3 million paid at the closing was funded from the Registrant's operations. The Subsidiary will pay the contingent consideration if earned pursuant to the Asset Purchase Agreement from operations or from borrowings. The Registrant has guaranteed the payment by the Subsidiary if earned by TMOV pursuant to the Asset Purchase Agreement. The Registrant, if made to pay the contingent consideration, expects that it would fund the additional consideration from operations or from borrowings under one or more of the Registrant's existing or future credit facilities or timeshare receivable purchase facilities or from a combination thereof.

TMOV generates sales leads for timeshare interest sales utilizing various marketing strategies. Through the application of a proprietary Oracle-based operating system, these leads are then contacted and given the opportunity to purchase mini-vacation packages. These packages sometimes combine hotel stays, cruises and gift premiums. Buyers of these mini-vacation packages are then usually required to participate in a timeshare sales presentation. The Subsidiary intends to use the assets acquired to generate sales tours for the Registrant's timeshare sales business and for sales tours that will be sold to other timeshare developers.

The assets acquired include prospects that purchased mini-vacation packages from TMOV. These prospects will become sales leads for timeshare interest sales for pre-determined, third-party developers when these vacations are taken. Additional assets acquired include customer lists for future mini-vacation package sales, property and equipment (including the aforementioned Oracle-based operating system), trademarks and servicemarks and accounts receivable. The liabilities assumed include trade accounts payable and commissions payable related to the assets acquired.

The effective date of the Acquisition is deemed to be September 30, 2002, in accordance with the Asset Purchase Agreement. The Acquisition will be accounted for using the purchase method.

The description above is a summary of material terms of the Acquisition and is not a complete description of all material provisions of the Asset Purchase Agreement, which is attached to this Report as Exhibit 10.208 and incorporated by reference herein. You are encouraged to read the Asset Purchase Agreement in its entirety. You are also encouraged to read about the risks related to the Registrant's business that could
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have a material effect on its future performance or results of operations, which risks are described in the Registrant's most recent Form 10-K and Form 10-Q filed with the SEC.

Item 7. Financial Statements, Pro Forma Financial Information and Exhibits.

      (a)   Financial Statements of Business Acquired.

            Audited financial statements of TMOV as of and for the year ended December 31, 2001 will be filed within 60 days of the date of this report.

      (b)   Pro Forma Financial Information.

            Pro Forma financial information required pursuant to Article 11 of Regulation S-X will be filed within 60 days of the date of this report.

      (c)   Exhibits.

            10.208 Asset Purchase Agreement dated as of September 30, 2002, by and among TakeMeOnVacation, LLC, RVM Promotions, LLC, RVM Vacations, LLC and Leisure Plan, Inc.

Item 8. Change in Fiscal Year

On October 14, 2002, the Board of Directors of the Registrant approved a change in the Registrant's fiscal year from a 52- or 53-week period ending on the Sunday nearest the last day of March in each year to the calendar year ending on December 31, effective for the period ending December 31, 2002. The Registrant will file a Transition Report on Form 10-K for the nine months ending December 31, 2002 in accordance with applicable requirements.

                                    SIGNATURE

      Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Date: October 17, 2002                  By: /S/ GEORGE F. DONOVAN
                                            ------------------------------------
                                            George F. Donovan
                                            President and
                                            Chief Executive Officer